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                                                                     EXHIBIT 5.1


                     [LETTERHEAD OF YOCCA CARLSON & RAUTH]


                                  July 26, 2001


Computer Motion, Inc.
130-B Cremona Drive
Goleta, California 93117

         Re: Computer Motion, Inc.
             Registration Statement on Form S-2


Ladies and Gentlemen:

         At your request, we have examined the form of Registration Statement on Form S-2 (the "Registration Statement"), to be filed by Computer Motion, Inc., a Delaware corporation (the "Company"), with the Securities and Exchange Commission in connection with the registration under the Securities Act of 1933, as amended, for resale of an aggregate of up to 4,411,765 shares (the "Shares") of Common Stock, par value $.001 per share, of the Company (the "Common Stock") which may be issued pursuant to that certain Equity Line Financing Agreement, dated March 30, 2001 (the "Equity Line Agreement"), between the Company and the selling stockholder named in the Registration Statement. The Shares may be sold from time to time for the account of the Selling Stockholder.

         We have examined the proceedings heretofore taken and are familiar with the additional proceedings proposed to be taken pursuant to the Equity Line Agreement in connection with the authorization, issuance and sale of the Shares.

         Based on the foregoing, and assuming that the full consideration for each Share is received by the Company in accordance with the terms of the Equity Line Agreement, it is our opinion that the Shares covered by the Registration Statement will be validly issued and outstanding, fully paid and nonassessable.

         We consent to the use of this opinion as an exhibit to the Registration Statement and to the use of our name under the caption "Legal Matters" in the Prospectus which is a part of the Registration Statement.

         The foregoing opinion is solely for the Company's benefit and my be relied on only by the Company. This opinion is given as of the date hereof. We assume no obligation to update or supplement this opinion to reflect any facts or circumstances that may hereafter come to our attention or any changes in laws that may hereafter occur.

                                             Very truly yours,


                                             /s/ Stradling Yocca Carlson & Rauth